Exhibit 99.1

Contact:
Susan Spivak Bernstein
Senior Vice President, Investor Relations
212.607.8835
susan.spivak@argolimited.com

Argo Group Reports Fourth Quarter and Full Year Results

HAMILTON, Bermuda (February 11, 2019) - Argo Group International Holdings, Ltd. (NYSE: ARGO) today announced financial results for the three months and year ended December 31, 2018.

2018 Annual Recap

Gross Written Premiums $3.0B ↑ 9.6% from 2017	Combined Ratio 97.9% ↓ 9.3 pts from 2017	Net Income per Diluted Share $1.83 ↑ 28.9% from 2017	Adjusted Operating Income Per Diluted Share (1) $3.22 ↑ $3.06 per share from 2017	Book Value Per Share $51.43 ↓1.8%(1) from Dec. 31, 2017

"Our results in 2018 demonstrate the continued execution of our strategy to optimize the efficiency of the platform, grow in lines with the most profit potential and scale the business globally," said Mark E. Watson III, President and CEO. “Our business has been performing well against a difficult market environment. We posted 9.6% growth in annual gross written premiums including a 12.1 % rise in the U.S., improvements in current year margins, and a 260 basis point improvement in the annual expense ratio. While late year volatility in the investment markets masked the full impact of our solid results, we believe we are well positioned to continue to deliver strong shareholder value.”

HIGHLIGHTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2018	HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2018

●
Gross written premiums grew 15.8% to $702.0 million, compared to $606.3 million for the 2017 fourth quarter.

U.S. Operations grew 12.1% to $426.8 million, compared to $380.9 million in the 2017 fourth quarter. The International Operations grew 22.1% to $275.2 million, compared to $225.3 million for the 2017 fourth quarter.
●
Gross written premiums grew 9.6% to $3.0 billion, compared to $2.7 billion in 2017.

U.S. Operations grew 12.1% to $1.7 billion, compared to $1.5 billion in 2017. The International Operations grew 6.4% to $1.3 billion, compared to $1.2 billion in 2017.

●
Net loss of $43.6 million or $1.29 per diluted share, compared to net income of $28.9 million or $0.83 per diluted share for the 2017 fourth quarter.

As noted in prior quarters of 2018, comparisons to 2017 are impacted by the Company adopting a new accounting standard (refer to the Notes below).  As a result, the 2018 fourth quarter net income was adversely impacted by an after-tax(2) loss of $66.4 million (or a loss per diluted share of $1.96) related to the change in fair value of equity securities.  This loss was included as a component of Net Realized Investment Gains and Losses on the income statement.

In addition, the 2017 fourth quarter reflected a tax (and net income) benefit of approximately $20.2 million related to the revaluation of net deferred tax liabilities due to the reduction of the U.S. Corporate tax rate from 35% to 21%.

●
Net income was $63.6 million or $1.83 per diluted share, compared to net income of $50.3 million or $1.42 per diluted share for 2017.

As noted in prior quarters of 2018, comparisons to 2017 are impacted by the Company adopting a new accounting standard (refer to the Notes below).  As a result, 2018 was adversely impacted by an after-tax(2) loss of $84.1 million (or a loss per diluted share of $2.42) related to the change in fair value of equity securities.  This loss was included as a component of Net Realized Investment Gains and Losses on the income statement.

●	Adjusted operating income(1)(2) was $18.8 million or $0.55 per diluted share, compared to adjusted operating income of $0.3 million or $0.01 per diluted share for the 2017 fourth quarter.	●	Adjusted operating income(1)(2) was $111.7 million or $3.22 per diluted share, compared to adjusted operating income of $5.5 million or $0.16 per diluted share for 2017.
●
The combined ratio was 99.5% compared to 106.7% for the 2017 fourth quarter. The loss and expense ratios for the 2018 quarter were 62.0% and 37.5%, respectively, compared to 66.9% and 39.8%, respectively, for the 2017 fourth quarter.

The 2018 fourth quarter expense ratio, excluding the effects of net reinstatement and other CAT-related premium adjustments, was 36.7%, an improvement of 2.8 points compared to 39.5% for the 2017 fourth quarter. This improvement reflected lower acquisition costs and the benefits of scale associated with an overall increase in net earned premiums.

The current accident year, ex-CAT combined ratio was 95.6% compared to 101.3% for the 2017 fourth quarter.

●
The combined ratio was 97.9% compared to 107.2% for 2017. The loss and expense ratios for 2018 were 60.1% and 37.8%, respectively, compared to 66.8% and 40.4%, respectively for 2017.

The 2018 expense ratio, excluding the effects of net reinstatement and other CAT-related premium adjustments, was 37.6%, an improvement of 2.4 points, compared to 40.0% for 2017. This improvement reflected lower acquisition costs and the benefits of scale associated with an overall increase in net earned premiums.

The current accident year, ex-CAT combined ratio was 95.4% compared to 98.6% for 2017.

●
Catastrophe losses were $31.7 million, inclusive of net reinstatement premium adjustments.  The 2017 fourth quarter catastrophe losses were $34.3 million, inclusive of net reinstatement and other CAT-related premium adjustments.

●
Catastrophe losses were $61.9 million, inclusive of net reinstatement premium adjustments.  The 2017 catastrophe losses were $145.1 million, inclusive of net reinstatement and other CAT-related premium adjustments.

●	Net favorable prior-year reserve development was $13.9 million compared to favorable prior-year development of $12.6 million in the 2017 fourth quarter.	●	Net favorable prior-year reserve development was $18.0 million compared to net favorable prior-year development of $8.2 million in 2017.

●
Net investment income decreased 16.0% to $29.4 million compared to $35.0 million in the 2017 fourth quarter.

Net investment income on the core portfolio increased 25.7% to $30.3 million compared to $24.1 million in the 2017 fourth quarter. This increase was primarily due to an increase in the invested asset base and higher investment yields.

Alternative investments, which are reported on a lag, reported losses of $0.9 million in the 2018 fourth quarter compared to income of $10.9 million in the 2017 fourth quarter.  This decline was due to the volatility experienced in the securities markets during the 2018 fourth quarter.

●
Net investment income decreased 4.9% to $133.1 million, compared to $140.0 million in 2017.

Net investment income on the core portfolio increased 25.2% to $113.3 million compared to $90.5 million in 2017. This increase was primarily due to an increase in the invested asset base and higher investment yields.

Alternative investments, which are reported on a lag, contributed $19.8 million in 2018 compared to $49.5 million in 2017, a decrease of 60.0%. This decline was due primarily to the volatility experienced in the securities markets during the 2018 fourth quarter. In addition, the 2017 year included a net pre-tax investment gain on Alternative investments of $12.2 million relating to net asset sales initiated by an equity investee in the second quarter of 2017.

●	Common stock repurchased by the Company during the 2018 fourth quarter totaled 29,893 shares for $1.7 million.	●	Common stock repurchased by the Company during 2018 totaled 530,882 shares for $31.7 million.
		●	Book value per share was $51.43 at December 31, 2018 compared to $53.46 at December 31, 2017.
Notes

●
Effective January 1, 2018, the Company adopted ASU No. 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Liabilities, using a cumulative effect adjustment. This adjustment transferred the unrealized gains and losses as of December 31, 2017, net of tax, on equity securities from accumulated other comprehensive income to retained earnings, resulting in no overall impact to shareholders’ equity.

In accordance with this accounting standard, in the 2018 fourth quarter, the Company recognized the change in the fair value of its equity securities as a pre-tax loss of $83.0 million ($66.4 million net of taxes(2) or a loss of $1.96 per diluted share). Since January 1, 2018, the Company recognized a pre-tax loss of $105.1 million ($84.1 million after taxes(2) or a loss of $2.42 per diluted share). These amounts are included as a component of net realized investment gains and losses on the income statement. Amounts for the comparable 2017 periods are not presented as a component of net income, as ASU 2016-01 was required to be adopted on a prospective basis.

●
Excluding repurchased shares, all references to common shares associated with the recalculation of per share amounts for all periods presented have been adjusted for the 15% stock dividend paid on March 21, 2018, to shareholders of record at the close of business on March 7, 2018.

●	All references to catastrophe losses are pre-tax.
●
Point impacts on the combined ratio are calculated as the difference between the reported combined ratio and the combined ratio excluding incurred catastrophe losses and associated reinstatement and other catastrophe-related premium adjustments.

(1)    Refer to Non-GAAP Financial Measures below.
(2)    At assumed tax rate of 20%.

U.S. Operations

•
Gross written premiums in the 2018 fourth quarter of $426.8 million were up $45.9 million or 12.1% compared to the 2017 fourth quarter. Gross written premiums for 2018 of $1.7 billion were up $182.4 million or 12.1% compared to 2017.  Growth in both the quarter and full year was achieved in all major lines of business, most notably Professional lines (which grew 24.4% and 33.0% for the 2018 fourth quarter and year, respectively, and Specialty Lines which grew 16.6% and 16.4% for the 2018 fourth quarter and the year, respectively).  These increases reflected the continued execution of strategic growth and digital initiatives, while still executing on appropriate risk selection and exposure management actions.

Net retained premiums (net written premiums as percentage of gross written premiums) for the fourth quarter of 2018 was approximately 61%, compared to 68% for both the first three quarters of 2018 and the full year 2017.  The current quarter decrease in the percentage of net premiums retained was due in large part to an increase in ongoing strategic use of reinsurance programs, as part of overall risk management initiatives, and to a lesser extent, increased writings in fronted programs business.

•
Net earned premiums in the 2018 fourth quarter of $271.3 million were up $27.6 million or 11.3% from the 2017 fourth quarter.  Net earned premiums for 2018 of $1.1 billion were up $142.3 million or 15.2% from 2017.  The increase in both the quarter and annual net earned premiums were driven by the aforementioned growth in gross written premiums.

•
The loss ratio for the 2018 fourth quarter was 59.0%, compared to 54.9% for the 2017 fourth quarter.  The higher loss ratio in 2018 fourth quarter reflected increased catastrophe losses and a decline in net favorable prior-year reserve development, partially offset by an improvement of 2.9 points in the current accident year, ex-CAT loss ratio.

The loss ratio for 2018 was 58.2%, compared to 56.4% for 2017.  The higher loss ratio in 2018 reflected a decline in the net favorable prior-year reserve development, partially offset by a lower catastrophe loss ratio. The current accident year ex-CAT loss ratio for 2018 was 58.3%, compared to 58.4% for 2017.

•
The current accident year ex-CAT loss ratio for the 2018 fourth quarter was 58.0%, compared to 60.9% for the 2017 fourth quarter. The 2.9 point improvement in the current accident year ex-CAT loss ratio was driven in large part by a reduced level of non-catastrophe related, discrete property losses in the 2018 fourth quarter compared to the 2017 fourth quarter.  The current accident year ex-CAT loss ratio for 2018 was 58.3% which approximates the 2017 ratio of 58.4%.

•
Net favorable prior-year reserve development for the 2018 fourth quarter was $6.0 million, compared to net favorable prior-year reserve development of $10.0 million in 2017 fourth quarter. Net favorable prior-year reserve development for 2018 was $20.8 million, compared to net favorable prior-year reserve development of $38.7 million in 2017.  Both the quarter and annual net favorable prior-year reserve development related primarily to Liability and Specialty lines.

•
Catastrophe losses incurred for the 2018 fourth quarter were $4.4 million.  In addition, the 2018 fourth quarter was adversely impacted by $7.7 million in outward CAT-related reinstatement premium adjustments, resulting in a total catastrophe related impact of $12.1 million.  Catastrophe losses in the 2017 fourth quarter reflected a net benefit of $4.0 million, which included a reduction of $7.0 million for third quarter 2017 events.  Catastrophe losses in 2018, inclusive of reinstatement premiums were $23.3 million, compared to $21.9 million in 2017.

•
The expense ratio for the 2018 fourth quarter was 33.0%, compared to 31.2% for the 2017 fourth quarter. As noted above, during the 2018 fourth quarter net earned premiums were reduced by $7.7 million for outward CAT-related reinstatement premiums, which increased the current quarter expense ratio. In addition, the 2017 fourth quarter expenses included certain one-time compensation expense reductions.  On an adjusted basis, the expense ratio for the 2018 and 2017 fourth quarters were 32.0 and 32.5%, respectively.

The expense ratio for 2018 was 32.9%, compared to 34.1% for 2017.  The 1.2 point improvement in the annual expense ratio reflected the aforementioned 15.2% increase in net earned premiums and lower acquisition costs, partially offset by continued strategic investments in people and technology, including digital initiatives in support of premium growth.

•
Underwriting income for the 2018 fourth quarter was $21.7 million, compared to $33.7 million for the 2017 fourth quarter. The $12.0 million decrease in underwriting income was primarily related to higher catastrophe losses (a quarter over quarter increase in losses of $16.1 million), and a decrease in net favorable prior-year reserve development (a quarter over quarter net decrease in benefits of $4.0 million.

Underwriting income for 2018 was $95.9 million, compared to $89.4 million for 2017. The $6.5 million increase in underwriting income was due primarily to the benefits of scale related to the $142.3 million increase in net earned premium.  This increase was partially offset by a decline in net favorable prior-year reserve development of $17.9 million and to a lesser extent a $1.4 million increase in catastrophe-related losses.

International Operations

•
Gross written premiums in the 2018 fourth quarter of $275.2 million were up $49.9 million or 22.1% compared to the 2017 fourth quarter. Gross written premiums for 2018 of $1.3 billion were up $75.4 million or 6.4% compared to 2017.

The growth in the quarter was achieved most notably in the Property (which grew $35.4 million or 67.7% compared to the 2017 fourth quarter) and Liability Lines (which grew $12.8 million or 35.6% compared to the 2017 fourth quarter).  The increase in Property was primarily due to inward CAT-related reinstatement premiums within our Reinsurance business and to a lesser extent growth in Europe. As noted in prior quarters, offsetting the aforementioned increases were reductions in gross written premiums associated with the introduction of certain third party capital beginning in 2018 (as part of the full integration of the reinsurance business of Ariel Re that we acquired in 2017) and certain corrective underwriting initiatives in Syndicate 1200.  The increase in Liability was also driven by growth in Europe and additional premiums reported during the 2018 fourth quarter related to the 2017 Year of Account (“YOA”).

The growth in 2018 was achieved in Property (which grew $54.0 million or 12.2% compared to 2017), Liability (which grew $31.1 million or 19.1% compared to 2017) and Professional (which grew $20.5 million or 12.1% compared to 2017) lines, partially offset by decreased writings within Specialty (which declined by $30.2 million or 7.3% compared to 2017).

•
Net earned premiums in the 2018 fourth quarter of $181.1 increased $20.2 million or 12.6% from the 2017 fourth quarter. This increase was due primarily to premiums reported related to the 2017 YOA within Syndicate 1200 and growth in net written premiums written.  These increases were partially offset by the reduced retained percentage of certain of our Lloyd's insurance and reinsurance businesses as noted above.  Net earned premiums in 2018 of $652.5 million increased $16.7 million or 2.6%.

•
The loss ratio for the 2018 fourth quarter was 66.0%, compared to 84.3% for the 2017 fourth quarter.  The 18.3 point improvement in the loss ratio was due to lower catastrophe losses, an increase in net favorable prior-year reserve development, and a 2.9 point reduction in the current accident year, ex-CAT loss ratio.

The loss ratio for 2018 was 61.3%, compared to 79.4% for 2017. The lower loss ratio in 2018 reflected lower catastrophe losses, net favorable prior-year reserve development (compared to net unfavorable prior-year reserve development in 2017), and a 1.8 point improvement in the current accident year, ex-CAT loss ratio.

•
The current accident year ex-CAT loss ratio for the 2018 fourth quarter was 60.4%, compared to 63.3% for the 2017 fourth quarter. In connection with the acquisition and integration of Ariel Re (in February 2017), the Company made a number of one-time catastrophe and risk management reinsurance purchases in 2017.  These 2017 purchases reduced net earned premiums resulting in an increase in the 2017 fourth quarter loss ratio of approximately 3.6 points. The improvements in the loss ratio also reflected the effects of remedial underwriting actions undertaken in Syndicate 1200, most notably within Property D&F business.  Partially offsetting these improvements were a number of discrete Marine and Energy losses incurred during the 2018 fourth quarter.

The current accident year ex-CAT loss ratio for 2018 was 57.0%, compared to 58.8% for 2017. This improvement was driven largely by the aforementioned CAT and risk management reinsurance purchases in 2017 (which reduced net premiums earned in 2017), improvements in the Property D&F business within Syndicate 1200, partially offset by a number of discrete Marine and Energy claims in 2018.

•
Net favorable prior-year reserve development for the 2018 fourth quarter was $8.7 million, compared to net favorable prior-year reserve development of $3.8 million in the 2017 fourth quarter. The 2018 fourth quarter net favorable prior-year reserve development was driven primarily by assumed reinsurance losses related to various 2016 and 2017 catastrophe events.

Net favorable prior-year reserve development for 2018 was $9.5 million, compared to net unfavorable prior-year reserve development of $13.2 million for 2017. The 2018 net favorable prior-year reserve development was driven primarily by assumed reinsurance losses related to various 2016 and 2017 catastrophe events and professional lines, partially offset by unfavorable development within Liability and Specialty lines.

•
Catastrophe losses incurred for the 2018 fourth quarter were $17.9 million.  In addition, the 2018 fourth quarter was adversely impacted by $1.7 million in net outward CAT-related reinstatement premium adjustments, resulting in a total catastrophe related impact of $19.6 million.

Catastrophe losses incurred in the 2017 fourth quarter were $36.1 million.  In addition, the 2017 fourth quarter was adversely impacted by net outward CAT-related premium adjustments of $2.2 million.  The total catastrophe impact on the 2017 fourth quarter for these items was $38.3 million.

•
The expense ratio for the 2018 fourth quarter was 38.5%, compared to 36.3% for the 2017 fourth quarter. The increase in the expense ratio relates to a 2.6 point increase in acquisition costs due to business mix and certain commission adjustments recorded within the Reinsurance business unit.  On a year to date basis, the expense ratio for 2018 improved to 37.7% from to 38.1% in 2017.

•
The underwriting loss for the 2018 fourth quarter was $8.1 million, compared to an underwriting loss of $33.1 million for the 2017 fourth quarter. The $25.0 million improvement in underwriting income was primarily related to lower catastrophe losses (a quarter over quarter decrease in losses of $18.7 million), and an increase in the net favorable prior-year reserve development (a quarter over quarter increase of $4.9 million).

Underwriting income for 2018 was $6.4 million, compared to an underwriting loss of $111.2 million for 2017. The $117.6 million increase in underwriting income was due primarily to lower catastrophe losses (a year over year decrease in CAT losses of $84.6 million), a $22.7 million change in net favorable prior-year reserve development, a decrease in the CAY ex-CAT loss ratio, and benefits of scale relating to the increase in net earned premium.

CONFERENCE CALL
Argo Group management will conduct an investor conference call starting at 10:00 a.m. EST (11:00 a.m. AST) tomorrow, Tuesday, February 12, 2019. A live webcast of the conference call can be accessed by visiting https://services.choruscall.com/links/argo190212.html. Participants in the U.S. can access the call by dialing (877) 291-5203. Callers dialing from outside the U.S. can access the call by dialing (412) 902-6610. Please ask the operator to be connected to the Argo Group earnings call.

A webcast replay will be available shortly after the live conference call and can be accessed at https://services.choruscall.com/ccforms/replay.html. A telephone replay of the conference call will be available through February 19, 2019, to callers in the U.S. by dialing (877) 344-7529 (conference # 10128196). Callers dialing from outside the U.S. can access the telephone replay by dialing (412) 317-0088 (conference # 10128196).

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group's insurance subsidiaries are A.M. Best-rated 'A' (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group's U.S. insurance subsidiaries are Standard and Poor's-rated 'A-' (Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS
This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," “do not believe,” “aim,” "project," "anticipate," “seek,” "will," “likely,” “assume,” “estimate,” "may," “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) our ability to implement our business strategy; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of Ariel Re and other businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedents, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate is based on our then current state of knowledge including explicit and implicit assumptions relating to the pattern of claim development, the expected ultimate settlement amount, inflation and dependencies between lines of business. Our internal capital model is used to consider the distribution for reserving risk around this best estimate and predict the potential range of outcomes. However, due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Argo Group’s ultimate losses will remain within the stated amount.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of Argo Group on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Argo Group will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Argo Group or its business or operations. Except as required by law, Argo Group undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

NON-GAAP FINANCIAL MEASURES
In presenting the Company's results, management has included and discussed in this press release certain non-generally accepted accounting principles ("non-GAAP") financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles ("U.S. GAAP").

“Underwriting income” is an internal performance measure used in the management of the Company’s operations and represents net amount earned from underwriting activities (net premiums earned less underwriting expenses and claims incurred). Although this measure of profit (loss) does not replace net income (loss) computed in accordance with U.S. GAAP as a measure of profitability, management uses this measure of profit (loss) to focus our reporting segments on generating underwriting income. The Company presents Underwriting income as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

“Current accident year ex-CAT combined ratio” and the “Current accident year ex-CAT loss ratio" are internal measures used by the management of the Company to evaluate the performance of its' underwriting activity and represents the net amount of underwriting income excluding catastrophe related charges (impacts to both premiums and losses), the impact of changes to prior year loss reserves and other one-time items that would impact expenses or net earned premiums. Although this measure does not replace the combined ratio it provides management with a view of the quality of earnings generated by underwriting activity for the current accident year.

“Adjusted operating income" is an internal performance measure used in the management of the Company's operations and represents after-tax (at an assumed effective tax rate of 20%) operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, and other similar non-recurring items from the calculation of adjusted operating income because these amounts are influenced by and fluctuate in part, by market conditions that are outside of management’s control. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing adjusted operating income enables investors, analysts, rating agencies and other users of the Company's financial information to more easily analyze our results of operations and underlying business performance. Adjusted operating income should not be viewed as a substitute for U.S. GAAP net income.

"Annualized return on average shareholders’ equity" ("ROAE") is calculated using average shareholders' equity. In calculating ROAE, the net income available to shareholders for the period is multiplied by the number of periods in a calendar year to arrive at annualized net income available to shareholders. The Company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

"Annualized adjusted operating return on average shareholders' equity" is calculated using adjusted operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above) and average shareholders' equity. The assumed tax rate is 20%.

The “percentage change in book value per share” included in the Annual Recap includes (by adding) the effects of cash dividends paid per share (which for 2018 was $1.08) to the calculated book value per share for the current year.  This adjusted amount is then compared to the 2017 book value per share to determine the year over year change. The Company believes that including the dividends paid per share allows users of its financial statements to more easily identify the impact of the changes in book value per share from the perspective of investors.

Reconciliations of these financial measures to their most directly comparable U.S. GAAP measures are included in the attached tables.

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(financial tables follow)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2018	2017
	(unaudited)
Assets
Total investments	$4,787.0	$4,742.9
Cash	139.2	176.6
Accrued investment income	27.2	23.5
Receivables	3,338.2	2,691.9
Goodwill and intangible assets	270.5	258.2
Deferred acquisition costs, net	167.3	160.4
Ceded unearned premiums	457.7	399.5
Other assets	371.1	311.0
Total assets	$9,558.2	$8,764.0

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$4,654.6	$4,201.0
Unearned premiums	1,300.9	1,207.7
Ceded reinsurance payable, net	970.5	734.0
Senior unsecured fixed rate notes	139.8	139.6
Other indebtedness	183.4	184.5
Junior subordinated debentures	257.0	256.6
Other liabilities	305.3	220.9
Total liabilities	7,811.5	6,944.3

Total shareholders' equity	1,746.7	1,819.7
Total liabilities and shareholders' equity	$9,558.2	$8,764.0

Book value per common share	$51.43	$53.46

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
FINANCIAL HIGHLIGHTS
CONSOLIDATED
(in millions, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Gross written premiums	$702.0	$606.3	$2,955.2	$2,697.2
Net written premiums	424.5	389.8	1,765.5	1,653.5

Earned premiums	452.4	404.5	1,731.7	1,572.3
Net investment income	29.4	35.0	133.1	140.0
Fee and other income	1.8	2.1	9.0	22.5
Net realized investment gains (losses):
Net realized investment gains	2.0	14.2	33.1	39.3
Change in fair value of equity securities (1)	(83.0)	—	(105.1)	—
Net realized investment (losses) gains	(81.0)	14.2	(72.0)	39.3
Total revenue	402.6	455.8	1,801.8	1,774.1

Losses and loss adjustment expenses	280.6	270.7	1,040.8	1,050.2
Underwriting, acquisition and insurance expenses	169.7	161.0	654.7	635.4
Interest expense	8.2	7.3	31.6	27.7
Fee and other expense	1.6	2.2	7.1	14.6
Foreign currency exchange losses (gains)	2.2	2.3	(0.1)	6.3
Total expenses	462.3	443.5	1,734.1	1,734.2

(Loss) income before income taxes	(59.7)	12.3	67.7	39.9
Income tax (benefit) provision	(16.1)	(16.6)	4.1	(10.4)
Net (loss) income	$(43.6)	$28.9	$63.6	$50.3

Net (loss) income per common share (basic)	$(1.29)	$0.85	$1.87	$1.46
Net (loss) income per common share (diluted)	$(1.29)	$0.83	$1.83	$1.42

Weighted average common shares:
Basic	33.9	34.1	33.9	34.5
Diluted	33.9	34.9	34.7	35.4

Loss ratio	62.0%	66.9%	60.1%	66.8%
Expense ratio	37.5%	39.8%	37.8%	40.4%
GAAP combined ratio	99.5%	106.7%	97.9%	107.2%
CAY ex-CAT combined ratio (2)	95.6%	101.3%	95.4%	98.6%

(1)	New reporting requirements for the change in fair value of equity securities commenced January 1, 2018 resulting from our adoption of ASU 2016-01. Amounts for the three months and year ended December 31, 2017 are not presented, as ASU 2016-01 was required to be adopted on a prospective basis.

(2)	For purposes of calculating these ratios, net earned premiums were adjusted to exclude outward reinstatement and other catastrophe-related premium adjustments of $9.4 million and $9.0 million for the three months and year ended December 31, 2018, respectively, and $3.5 million and $17.9 million for the three months and year ended December 31, 2017, respectively

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SEGMENT DATA
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. Operations
Gross written premiums	$426.8	$380.9	$1,692.2	$1,509.8
Net written premiums	259.5	250.7	1,125.7	1,031.8
Earned premiums	271.3	243.7	1,078.9	936.6

Underwriting income	21.7	33.7	95.9	89.4
Net investment income	18.2	21.2	82.9	87.2
Interest expense	(4.3)	(3.8)	(16.2)	(14.1)
Fee income (expense), net	(1.0)	(0.6)	(1.2)	6.9
Net income before taxes	$34.6	$50.5	$161.4	$169.4

Loss ratio	59.0%	54.9%	58.2%	56.4%
Expense ratio	33.0%	31.2%	32.9%	34.1%
GAAP combined ratio	92.0%	86.1%	91.1%	90.5%
CAY ex-CAT combined ratio (1)	90.0%	92.0%	91.0%	92.3%

International Operations
Gross written premiums	$275.2	$225.3	$1,262.7	$1,187.3
Net written premiums	165.0	139.1	639.5	621.7
Earned premiums	181.1	160.9	652.5	635.8

Underwriting (loss) income	(8.1)	(33.1)	6.4	(111.2)
Net investment income	7.3	8.3	32.9	32.7
Interest expense	(2.4)	(2.6)	(9.3)	(9.7)
Fee income, net	1.2	0.8	2.9	1.5
Net (loss) income before taxes	$(2.0)	$(26.6)	$32.9	$(86.7)

Loss ratio	66.0%	84.3%	61.3%	79.4%
Expense ratio	38.5%	36.3%	37.7%	38.1%
GAAP combined ratio	104.5%	120.6%	99.0%	117.5%
CAY ex-CAT combined ratio (2)	98.5%	99.1%	94.6%	96.1%

(1) For purposes of calculating these ratios, net earned premiums were adjusted to exclude outward reinstatement and other catastrophe-related premium adjustments of $7.7 million for both the three months and year ended December 31, 2018, and $1.3 million and $5.1 million for the three months and year ended December 31, 2017, respectively.

(2) For purposes of calculating these ratios, net earned premiums were adjusted to exclude outward reinstatement and other catastrophe-related premium adjustments of $1.7 million and $1.3 million for the three months and year ended December 31, 2018, respectively, and $2.2 million and $12.8 million for the three months and year ended December 31, 2017, respectively.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF LOSS RATIOS
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. Operations
Loss ratio	59.0%	54.9%	58.2%	56.4%
Prior accident year loss reserve development	2.2%	4.1%	1.9%	4.1%
Catastrophe losses	(3.2)%	1.9%	(1.8)%	(2.1)%
CAY ex-CAT loss ratio (1)	58.0%	60.9%	58.3%	58.4%

International Operations
Loss ratio	66.0%	84.3%	61.3%	79.4%
Prior accident year loss reserve development	4.8%	2.3%	1.5%	(2.0)%
Catastrophe losses	(10.4)%	(23.3)%	(5.8)%	(18.6)%
CAY ex-CAT loss ratio (2)	60.4%	63.3%	57.0%	58.8%

Consolidated
Loss ratio	62.0%	66.9%	60.1%	66.8%
Prior accident year loss reserve development	3.0%	3.1%	1.0%	0.5%
Catastrophe losses	(6.1)%	(8.2)%	(3.3)%	(8.7)%
CAY ex-CAT loss ratio (3)	58.9%	61.8%	57.8%	58.6%

Point impacts on the combined ratio are calculated as the difference between the reported combined ratio and the combined ratio excluding incurred catastrophe losses and associated reinstatement and other catastrophe-related premium adjustments, and then prior accident year loss reserve development.

(1)
For purposes of calculating these ratios, net earned premiums were adjusted to exclude outward reinstatement and other catastrophe-related premium adjustments of $7.7 million for both the three months and year ended December 31, 2018, and $1.3 million and $5.1 million for the three months and year ended December 31, 2017, respectively.

(2)	For purposes of calculating these ratios, net earned premiums were adjusted to exclude outward reinstatement and other catastrophe-related premium adjustments of $1.7 million and $1.3 million for the three months and year ended December 31, 2018, respectively, and $2.2 million and $12.8 million for the three months and year ended December 31, 2017, respectively.

(3)
For purposes of calculating these ratios, net earned premiums were adjusted to exclude outward reinstatement and other catastrophe-related premium adjustments of $9.4 million and $9.0 million for the three months and year ended December 31, 2018, respectively, and $3.5 million and $17.9 million for the three months and year ended December 31, 2017, respectively.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
NET PRIOR-YEAR RESERVE DEVELOPMENT & CAT LOSSES BY SEGMENT
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Prior-Year Reserve Development
(Favorable)/Unfavorable
U.S. Operations	$(6.0)	$(10.0)	$(20.8)	$(38.7)
International Operations	(8.7)	(3.8)	(9.5)	13.2
Run-off Lines	0.8	1.2	12.3	17.3
Total net prior-year reserve development	$(13.9)	$(12.6)	$(18.0)	$(8.2)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Catastrophe Losses
Catastrophe losses:
U.S. Operations	$4.4	$(5.3)	$15.6	$16.8
International Operations	17.9	36.1	37.3	110.4
Total catastrophe losses	22.3	30.8	52.9	127.2

CAT-related premium adjustments:
U.S. Operations	7.7	1.3	7.7	5.1
International Operations	1.7	2.2	1.3	12.8
Total CAT-related premium adjustments	9.4	3.5	9.0	17.9

Catastrophe losses, inclusive of CAT-related premium adjustments:
U.S. Operations	12.1	(4.0)	23.3	21.9
International Operations	19.6	38.3	38.6	123.2
Total catastrophe losses, inclusive of CAT-related premium adjustments	$31.7	$34.3	$61.9	$145.1

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF UNDERWRITING INCOME TO NET INCOME
CONSOLIDATED
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net (loss) income	$(43.6)	$28.9	$63.6	$50.3
Add (deduct):
Income tax (benefit) provision	(16.1)	(16.6)	4.1	(10.4)
Net investment income	(29.4)	(35.0)	(133.1)	(140.0)
Net realized investment losses (gains)	81.0	(14.2)	72.0	(39.3)
Fee and other income	(1.8)	(2.1)	(9.0)	(22.5)
Interest expense	8.2	7.3	31.6	27.7
Fee and other expense	1.6	2.2	7.1	14.6
Foreign currency exchange losses (gains)	2.2	2.3	(0.1)	6.3
Underwriting income (loss)	$2.1	$(27.2)	$36.2	$(113.3)

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF ADJUSTED OPERATING INCOME TO NET INCOME
CONSOLIDATED
(in millions, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net (loss) income, as reported	$(43.6)	$28.9	$63.6	$50.3
Income tax (benefit) provision	(16.1)	(16.6)	4.1	(10.4)
Net (loss) income, before taxes	(59.7)	12.3	67.7	39.9
Add (deduct):
Net realized investment losses (gains)	81.0	(14.2)	72.0	(39.3)
Foreign currency exchange losses (gains)	2.2	2.3	(0.1)	6.3
Adjusted operating income before taxes	23.5	0.4	139.6	6.9
Provision for income taxes, at assumed rate (1)	4.7	0.1	27.9	1.4
Adjusted operating income	$18.8	$0.3	$111.7	$5.5

Adjusted operating income per common share (diluted)	$0.55	$0.01	$3.22	$0.16

Weighted average common shares, diluted	33.9	34.9	34.7	35.4

(1) At assumed tax rate of 20%.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF SEGMENT INCOME TO NET INCOME
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Segment income (loss) before income taxes:
U.S. Operations	$34.6	$50.5	$161.4	$169.4
International Operations	(2.0)	(26.6)	32.9	(86.7)
Run-off Lines	(0.7)	(1.5)	(9.3)	(17.9)
Corporate and Other	(8.4)	(22.0)	(45.4)	(57.9)
Net realized investment (losses) gains	(81.0)	14.2	(72.0)	39.3
Foreign currency exchange (losses) gains	(2.2)	(2.3)	0.1	(6.3)
(Loss) income before income taxes	(59.7)	12.3	67.7	39.9
Income tax (benefit) provision	(16.1)	(16.6)	4.1	(10.4)
Net (loss) income	$(43.6)	$28.9	$63.6	$50.3

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
PREMIUMS BY SEGMENT AND LINE OF BUSINESS
(in millions)
(unaudited)

U.S. Operations	Three months ended December 31, 2018			Three months ended December 31, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$58.6	$22.2	$25.6	$53.3	$33.6	$27.6
Liability	251.5	162.5	178.5	231.3	162.5	164.4
Professional	70.4	39.4	36.1	56.6	23.8	25.8
Specialty	46.3	35.4	31.1	39.7	30.8	25.9
Total	$426.8	$259.5	$271.3	$380.9	$250.7	$243.7

	Year ended December 31, 2018			Year ended December 31, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$252.3	$135.9	$126.4	$246.7	$138.5	$113.4
Liability	1,042.3	716.1	707.1	946.7	673.8	619.2
Professional	234.8	147.0	131.6	176.5	113.1	111.3
Specialty	162.8	126.7	113.8	139.9	106.4	92.7
Total	$1,692.2	$1,125.7	$1,078.9	$1,509.8	$1,031.8	$936.6

International Operations	Three months ended December 31, 2018			Three months ended December 31, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$87.7	$41.6	$54.6	$52.3	$36.4	$55.4
Liability	48.8	27.2	28.4	36.0	16.5	19.5
Professional	48.8	32.5	27.3	49.3	32.4	30.5
Specialty	89.9	63.7	70.8	87.7	53.8	55.5
Total	$275.2	$165.0	$181.1	$225.3	$139.1	$160.9

	Year ended December 31, 2018			Year ended December 31, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$496.6	$176.7	$210.7	$442.6	$198.3	$224.3
Liability	193.7	107.4	100.1	162.6	77.8	79.6
Professional	190.2	112.8	103.3	169.7	104.7	100.9
Specialty	382.2	242.6	238.4	412.4	240.9	231.0
Total	$1,262.7	$639.5	$652.5	$1,187.3	$621.7	$635.8

Consolidated	Three months ended December 31, 2018			Three months ended December 31, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$146.3	$63.8	$80.2	$105.6	$70.0	$83.0
Liability	300.3	189.7	206.9	267.4	179.0	183.9
Professional	119.2	71.9	63.4	105.9	56.2	56.3
Specialty	136.2	99.1	101.9	127.4	84.6	81.3
Total	$702.0	$424.5	$452.4	$606.3	$389.8	$404.5

	Year ended December 31, 2018			Year ended December 31, 2017
	Gross Written	Net Written	Net Earned	Gross Written	Net Written	Net Earned
Property	$748.9	$312.6	$337.1	$689.3	$336.8	$337.7
Liability	1,236.3	823.8	807.5	1,109.4	751.6	698.8
Professional	425.0	259.8	234.9	346.2	217.8	212.2
Specialty	545.0	369.3	352.2	552.3	347.3	323.6
Total	$2,955.2	$1,765.5	$1,731.7	$2,697.2	$1,653.5	$1,572.3

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	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net investment income, excluding alternative investments	$30.3	$24.1	$113.3	$90.5
Alternative investments	(0.9)	10.9	19.8	49.5
Total net investment income	$29.4	$35.0	$133.1	$140.0

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SHAREHOLDER RETURN AND BOOK VALUE PER SHARE ANALYSIS
(in millions, except per share amounts)
(unaudited)

	For the Years Ended
	December 31,
	2018	2017	% Change
Net income	$63.6	$50.3	26.4%
Adjusted operating income (1)	111.7	5.5	1,930.9%

Shareholders' Equity - Beginning of period	$1,819.7	$1,792.7	1.5%
Shareholders' Equity - End of period	1,746.7	1,819.7	(4.0)%
Average Shareholders' Equity	$1,783.2	$1,806.2	(1.3)%

Shares outstanding - End of period	32.961	34.040

Book value per share	$51.43	$53.46	(3.8)%
Cash dividends paid per share	1.08
Current year book value per share, including dividends paid per share	$52.51
Change in book value per share (3)	(1.8)%

Annualized return on average shareholders' equity	3.6%	2.8%
Annualized return on average shareholders' equity, as adjusted (2)	8.3%	2.8%
Annualized adjusted operating return on average shareholders' equity	6.3%	0.3%

(1) At assumed tax rate of 20%.

(2) In connection with the adoption of ASU No. 2016-01, during the year ended December 31, 2018, the company recorded a pre-tax loss of $105.1 million (after tax loss of $84.1 million(1)) for the change in fair value of equity securities. As required by the accounting standard, prior year amounts are not restated to reflect this accounting change. Excluding the impact of this accounting change, net income would have been $147.7 million and the related annualized return on average shareholder's equity would be approximately 8.3% compared to 2.8% for the year ended December 31, 2017, as shown above.

(3) The percentage change in book value per share is calculated by including cash dividends of $1.08 per share paid to shareholders during 2018 to the book value per share as of December 31, 2018. This amount is then compared to the 2017 book value per share to determine the year over year change.

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